SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2013

Galaxy Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30653	20-8143439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6980 O’Bannon Drive, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 939-3254

_____________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01 Other Events

On July 11, 2013, the California Gambling Control Commission (“Commission”) denied the applications of Robert B. Saucier and Galaxy Gaming of California, LLC (“GGCSA”) for a finding of suitability (the “Finding”). The Commission’s decision relates to Mr. Saucier personally, and GGCA, which is a predecessor entity to our Company, Galaxy Gaming, Inc. GGCA was dissolved in 2009.

On July 22, 2013, a Request for Stay (“Request”) was filed with the Commission under California Government Code section 11521(a). The purpose of this motion was to stay the decision to allow a petition for reconsideration to be filed with the Commission.

On July 24, 2013, the Chief of the Department of Justice, Bureau of Gaming Control filed an Opposition to Request for a Stay (“Opposition”) stating that the Commission had no jurisdiction at that point in time to consider either the Request or the anticipated request for reconsideration.

On July 25, 2013, Correspondence was received from the Commission indicating that the Commission reviewed the Request and Opposition and had determined that no stay or reconsideration of the Commission’s decision is appropriate or authorized. The Commission made its decision effective immediately on July 11, 2013 and therefore the Commission took the position that it no longer had jurisdiction to act on the Request or any petition for reconsideration. The Commission stated that the matter would not be placed on a Commission agenda for consideration or further deliberation.

On July 25, 2013, we received a copy of a letter dated July 19, 2013 from the Commission to all California Tribal Gaming Agencies. The letter notified the Tribal Gaming Agencies that both Mr. Saucier and GGCA were found unsuitable. Additionally, the letter clarified that our application for a finding of suitability is still pending with the Bureau of Gambling Control.

The Notice applies to GGCA and Mr. Saucier as an individual, including any licenses Mr. Saucier may currently hold individually or in relation to any other business entities. Mr. Saucier does not currently hold any California licenses, either individually, with us, or in relation to any other business entities. It is important to note that we have a pending application with the State of California, which has not been processed or investigated to date. Mr. Saucier also intends to exercise his rights for judicial review in the California State Court system and obtain a personal finding of suitability. There can be no assurances that the judicial review will be successful or that he will be found suitable. The Finding against our CEO could subject us to certain increased, material, known and unknown risks and uncertainties of materially adverse effects on our business and/or prospects, including but not limited to, the following:

- Loss of recurring revenue from California clients, which is approximately $240,000 annually;

- Difficulty collecting outstanding accounts receivable from California clients, which is approximately $25,000 as of the date of this filing;

- Adverse reaction from clients outside of California, including but not limited to removal of our product and decrease in recurring revenue;

- Decreased demand for our products;

- Loss of our existing regulatory licenses or future denials of new license applications;

- Involvement in other legal or regulatory proceedings, and adverse outcomes with respect to such proceedings;

- Increase in regulatory investigations or inquiries and expenses related to current or pending license applications in other jurisdictions;

- Non-compliance determinations within suitability covenants in existing agreements with clients, vendors and third parties, resulting in loss of contractual benefits;

- Adverse developments with respect to our international and domestic sales and operations;

- Loss or inability to obtain market acceptance of current or future products by the gaming public;

- Loss or inability to maintain a competitive position in the marketplace with our competitors and competitive products;

- Decreased ability to obtain necessary financing or raise capital in equity markets;

- A decline in the market price of our stock;

- Difficulties or delays in, or being prevented from, making acquisitions and subsequent integration of acquired assets and businesses;

- Difficulty in obtaining or retaining key personnel or the inability of replacements to quickly and successfully perform in their new roles;

2

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galaxy Gaming, Inc.

s/ Gary A. Vecchiarelli
Gary A. Vecchiarelli Chief Financial Officer

Date: July 30, 2013

3